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                                                               EXHIBIT (a)(10)


                                                             FEBRUARY 12, 2001

                                                          CONTACT: KEVIN SIPES
                                                       CHIEF FINANCIAL OFFICER


REPUBLIC BANCORP, INC. ANNOUNCES OFFER TO PURCHASE UP TO 1,000,000 SHARES OF ITS CLASS A COMMON STOCK AT $8 TO $10 PER SHARE

Louisville, KY - REPUBLIC BANCORP, INC., (NASDAQ NMS: RBCAA) (the "Company"), the holding company for Republic Bank & Trust Company, is pleased to announce that it will offer to purchase up to 1,000,000 shares of the Company's Class A Common Stock, approximately 7% of those outstanding. The offer will be made at a purchase price between $8 and $10 per share through a modified Dutch auction tender offer, which commences today. The Company's management and Board of Directors believe that the Company's business, assets and prospects, coupled with the current market price of its shares of Class A Common Stock, make the purchase of the shares pursuant to the terms and conditions of the offer an attractive investment opportunity.

Under the modified Dutch auction procedures, shareholders who are considering a sale of all or a portion of their shares will have the opportunity to determine the price or prices, between $8 and $10 per share, at which they are willing to sell their shares and, if any of such shares are purchased pursuant to the offer, to sell those shares without the usual transaction costs associated with market sales. The Company will select the lowest price, which will allow it to purchase 1,000,000 shares, or if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the offer will be acquired at the same purchase price.

The offer will be made pursuant to the Offer to Purchase dated February 12, 2001, and related materials, and will expire on March 13, 2001 unless otherwise extended. The Information Agent for Republic's Dutch auction tender offer is MacKenzie Partners, Inc., and any questions or requests for documents or forms related to the offer should be directed to MacKenzie Partners, Inc. at 1-800-322-2885. Republic's Board of Directors has approved this tender offer. However, neither Republic, its Board of Directors nor the Information Agent makes any recommendation to shareholders whether to tender or refrain from tendering their shares, or as to the price or prices at which they may choose to tender their shares. Directors, executive officers and affiliates of Republic are not intending to tender shares in this offer.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO SELL ANY SHARES OF REPUBLIC'S CLASS A COMMON STOCK. THE OFFER IS BEING MADE SOLELY BY THE OFFER OF PURCHASE, WHICH IS BEING MAILED TO SHAREHOLDERS TODAY. Shareholders and investors are urged to read Republic's Schedule TO being filed today with the SEC in connection with this tender offer, which includes the Offer to Purchase and related materials.
Materials  contain  important   information


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including  the various terms and  conditions to the offer.  Investors may obtain copies of Republic's Schedule TO for free from the SEC at the SEC's website (www.sec.gov) or from Republic's Information Agent for purposes of this transaction, MacKenzie Partners, Inc.

NEIGHBORHOOD BANKING. REPUBLIC BANK & TRUST COMPANY HAS 21 BANKING CENTERS IN 7 KENTUCKY COMMUNITIES: BOWLING GREEN, ELIZABETHTOWN, FRANKFORT, LEXINGTON, LOUISVILLE, OWENSBORO, AND SHELBYVILLE; A LOAN PRODUCTION OFFICE IN CLARKSVILLE, INDIANA; REFUNDS NOW, A NATIONWIDE TAX REFUND LOAN AND CHECK PROVIDER; AND INTERNET BANKING AT WWW.REPUBLICBANK.COM. REPUBLIC BANK IS HEADQUARTERED IN LOUISVILLE, KENTUCKY, AND HAS OVER $1.5 BILLION IN ASSETS. REPUBLIC BANCORP, INC., REPUBLIC BANK'S PARENT COMPANY, IS TRADED ON THE NASDAQ (RBCAA).

STATEMENTS IN THIS PRESS RELEASE RELATING TO REPUBLIC'S PLANS, OBJECTIVES, OR FUTURE PERFORMANCE ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS. REPUBLIC'S ACTUAL STRATEGIES AND RESULTS IN FUTURE PERIODS MAY DIFFER MATERIALLY FROM THOSE CURRENTLY EXPECTED DUE TO VARIOUS RISKS AND UNCERTAINTIES, INCLUDING THOSE DISCUSSED IN REPUBLIC'S 1999 FORM 10-K AND SUBSEQUENT 10Q REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.




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